Exhibit 99.1

CYS Investments, Inc. Announces Third Quarter 2015 Financial Results

For Immediate Release
NEW YORK, NY – October 21, 2015 – CYS Investments, Inc. (NYSE: CYS) ("CYS", "we", "our", or the "Company") today announced financial results for the quarter ended September 30, 2015 (the "Third Quarter").

Third Quarter 2015 Summary Results

•	September 30, 2015 book value per common share of $9.59, after declaring a $0.26 dividend per common share on September 8, 2015.

•	GAAP net income available to common stockholders of $30.8 million, or $0.20 per diluted common share.

•	Core earnings plus drop income of $42.6 million ($36.3 million core earnings and $6.3 million drop income), or $0.27 per diluted common share ($0.23 core earnings and $0.04 drop income).

•	Interest rate spread, net of hedge, including drop income, of 1.40%.

•	Operating expenses of 1.30% of average stockholders' equity.

•	Weighted-average amortized cost of Agency RMBS and U.S. Treasuries (collectively, "Debt Securities") of $103.94.

•	Leverage ratio of 6.87 to 1 at September 30, 2015.

•	Constant Prepayment Rate ("CPR") of 10.2%.

•	Repurchased 2,067,552 shares of the Company's common stock at a weighted-average purchase price of $7.67 for an aggregate of approximately $15.9 million.

Market Commentary
Agency RMBS prices moved higher during the Third Quarter; however, they did not change by as much as the prices of U.S. Treasury bonds or the prices of our hedging instruments. Bond markets proved to be relatively volatile in the Third Quarter. The yield on 10-year U.S. Treasuries fell 31 basis points ("bps") to end the Third Quarter at 2.04%, pushing prices up by over 2.65%. The underperformance of the mortgage market was shared by other bond markets including the commercial mortgage market, corporate bond market, and the high yield bond market. The strong performance of the U.S. Treasury market and cheapening of the other bond markets was driven by growing sentiment that the weakness in global economies would spill into the U.S. economy and cause an economic slowdown in the U.S. Agency RMBS, while guaranteed by Government-Sponsored Enterprises ("GSEs"), were not completely immune from these market sentiments. For comparison, prices of 5-year U.S. Treasuries rose by 1.5% during the Third Quarter while prices of Agency RMBS followed the general trend of the bond market as Fannie Mae 30-year 4% RMBS rose by only 0.85% and Fannie Mae 15-year 3% RMBS rose by only 0.67%. The performance of Agency RMBS prices and our hedges, given the heightened bond market volatility in the Third Quarter, pushed down our book value per share slightly. We continue to anticipate considerable volatility in the Agency RMBS markets. As of September 30, 2015 we had substantial available liquidity of $1.2 billion, or 67.2% of our equity.
The U.S. Federal Reserve (the “Fed”) continues to guide the capital markets to anticipate an interest rate hike in late 2015. In the Fed’s September Economic Forecast, the Fed Open Market Committee ("FOMC") expressed a wide consensus that the Central Bank will begin to raise short term interest rates in 2015. Previously, the FOMC had indicated that two 25 bps hikes in the Federal funds target rate were likely before year end. The FOMC's latest guidance now suggests an initial hike in the fourth quarter of 2015. In the FOMC’s press conference in September, Chair Janet Yellen suggested that the FOMC expects a long period of accommodative monetary policy after an initial hike in the Fed funds rate. Given the Fed’s prior guidance and lack of an initial hike in September, it is increasingly unclear how to interpret the term “initial” and “accommodative for a prolonged period.” With 10-year U.S. Treasuries yielding 2.04% at September 30, 2015, the bond market appears to be anticipating very little risk of either inflation or a more aggressive Fed. Indeed, the U.S. bond market appears to be anticipating further delays in the Fed’s interest rate normalization process and a growing threat of new deflationary pressures. At such time that the Fed raises the Fed funds rate, we would expect our borrowing costs to rise, and therefore push down our net interest spread.
Third Quarter 2015 Results
The Company’s book value per common share on September 30, 2015 was $9.59, compared to $9.62 at June 30, 2015, after declaring a $0.26 dividend per common share on September 8, 2015. The book value was virtually unchanged as the slight increase in the prices of Agency RMBS during the Third Quarter were offset by a decrease in the value of the Company's interest rate hedges.

The Company had net income available to common stockholders of $30.8 million in the Third Quarter, or $0.20 per diluted common share, compared to a net loss of $(102.2) million, or $(0.66) per diluted common share, in the second quarter of 2015 (the "Second Quarter"), as explained below.
In the Third Quarter, total interest income increased to $84.0 million from $80.5 million in the Second Quarter. While we had lower average settled Debt Securities of $13,099.7 million in the Third Quarter compared to $13,219.7 million in the Second Quarter, the yield on our Debt Securities increased to 2.56% in the Third Quarter from 2.44% in the Second Quarter. The increase in our average yield on Debt Securities in the Third Quarter was primarily due to lower prepayments in our investment portfolio. Third Quarter CPR decreased to 10.2% from 13.0% in the Second Quarter. The lower CPR was driven primarily by higher residential mortgage interest rates in May and June 2015 and resulting decreased residential mortgage refinancings in the Third Quarter. The Company's net interest income was $47.0 million in the Third Quarter, up approximately $1.7 million from $45.3 million in the Second Quarter, as the interest income on our Debt Securities increased more than interest expense on our repo borrowings and FHLBC Advances (defined below) and interest rate swaps and caps.
The Company had net realized and unrealized gain from investments of $95.8 million in the Third Quarter compared to net realized and unrealized loss from investments of $(167.5) million in the Second Quarter. Included in the Third Quarter and Second Quarter results were $6.6 million in realized dollar roll gains and $(1.6) million in realized dollar roll losses, respectively. The net gain on investments in the Third Quarter was generally driven by an increase in prices of our Agency RMBS. For example, prices of 30-year 4.0% Agency RMBS increased by $0.90 to $106.73 and 15-year 3.0% Agency RMBS increased by $0.69 to $104.17 at the end of the Third Quarter, whereas prices decreased during the Second Quarter by $1.12 to 105.83 and by $1.35 to $103.48, respectively.
Net realized and unrealized loss on interest rate swap and cap contracts was $(100.6) million for the Third Quarter, comprising a realized loss of $(11.6) million and an unrealized loss of $(89.0) million, compared to a net gain of $31.0 million for the Second Quarter. Lower rates in the Third Quarter caused the value of our hedges to decline. For example, 7-year swap rates decreased by 45 bps during the Third Quarter, whereas they increased by 36 bps during the Second Quarter. See "Hedging" below for additional details.
The Company’s operating expenses were stable; however, the operating expense ratio rose slightly to 1.30% of average stockholders' equity in the Third Quarter, compared to 1.27% in the Second Quarter, mostly due to lower average stockholders' equity during the Third Quarter. Average stockholders' equity declined in the Third Quarter in part due to share repurchases of $15.9 million.
In the Third Quarter, the Company had core earnings plus drop income (defined below) of $42.6 million, or $0.27 per diluted common share, comprised of core earnings of $36.3 million, or $0.23 per diluted common share, and drop income of $6.3 million, or $0.04 per diluted common share. This compares to Second Quarter core earnings plus drop income of $42.8 million, or $0.27 per diluted common share, consisting of core earnings of $34.2 million, or $0.22 per diluted common share, and drop income of $8.6 million, or $0.05 per diluted common share. Core earnings increased primarily due to higher interest income on a slightly lower amount of average settled Debt Securities in the Third Quarter. The decrease in drop income to $6.3 million in the Third Quarter from $8.6 million in the Second Quarter reflects a lower average to-be-announced (“TBA”) securities portfolio in the Third Quarter of $0.8 billion, a decrease of $0.7 billion compared to the Second Quarter average balance of $1.5 billion. TBAs were 6.2% and 4.3% of the total investment portfolio at the end of the Third Quarter and Second Quarter, respectively. We continue to keep our TBA positions at lower levels as a percentage of our total portfolio as financing in the forward market made it more advantageous to settle than to roll our TBA positions in the Third Quarter.

Set forth below are summary financial data for the Third Quarter, Second Quarter and the first quarter of 2015:
Summary Financial Data

(in thousands)	Three Months Ended
Key Balance Sheet Metrics	September 30, 2015	June 30, 2015	March 31, 2015
Average settled Debt Securities (1)	$13,099,727	$13,219,744	$12,653,266
Average total Debt Securities (2)	$13,928,756	$14,711,932	$14,810,062
Average repurchase agreements and FHLBC Advances (3)	$11,557,064	$11,610,144	$10,954,377
Average Debt Securities liabilities (4)	$12,386,093	$13,102,332	$13,111,173
Average stockholders' equity (5)	$1,790,420	$1,893,445	$1,981,424
Average common shares outstanding (6)	155,702	157,334	160,523
Leverage ratio (at period end) (7)	6.87:1	7.06:1	6.77:1
Book Value per common share	$9.59	$9.62	$10.53

Key Performance Metrics*
Average yield on settled Debt Securities (8)	2.56%	2.44%	2.56%
Average yield on total Debt Securities including drop income (9)	2.59%	2.42%	2.57%
Average cost of funds(10)	0.42%	0.35%	0.35%
Average cost of funds and hedge (11)	1.28%	1.21%	1.36%
Adjusted average cost of funds and hedge (12)	1.19%	1.08%	1.13%
Interest rate spread net of hedge (13)	1.28%	1.23%	1.20%
Interest rate spread net of hedge including drop income(14)	1.40%	1.34%	1.44%
Operating expense ratio (15)	1.30%	1.27%	1.16%
Total stockholder return on common equity (16)	2.39%	(5.98)%	3.14%
__________

(1)	The average settled Debt Securities is calculated by averaging the month end cost basis of settled Debt Securities during the period.

(2)	The average total Debt Securities is calculated by averaging the month end cost basis of total Debt Securities during the period.

(3)
The average repurchase agreements and short- and long-term Federal Home Loan Bank of Cincinnati ("FHLBC") advances (together, "FHLBC Advances") are calculated by averaging the month end repurchase agreements and FHLBC Advances balances during the period.

(4)	The average Debt Securities liabilities are calculated by adding the average month end repurchase agreements and FHLBC Advances balances plus average unsettled Debt Securities during the period.

(5)	The average stockholders' equity is calculated by averaging the month end stockholders' equity during the period.

(6)	The average common shares outstanding are calculated by averaging the daily common shares outstanding during the period.

(7)
The leverage ratio is calculated by dividing (i) the Company's repurchase agreements and FHLBC Advances balances plus payable for securities purchased minus receivable for securities sold by (ii) stockholders' equity.

(8)	The average yield on Debt Securities for the period is calculated by dividing total interest income by average settled Debt Securities.

(9)	The average yield on total Debt Securities including drop income for the period is calculated by dividing total interest income plus drop income by average total Debt Securities.

(10)	The average cost of funds for the period is calculated by dividing repurchase agreement and FHLBC Advances interest expense by average repurchase agreements and FHLBC Advances for the period.

(11)	The average cost of funds and hedge for the period is calculated by dividing interest expense by average repurchase agreements and FHLB Advances.

(12)	The adjusted average cost of funds and hedge for the period is calculated by dividing total interest expense by average total Debt Securities liabilities.

(13)	The interest rate spread net of hedge for the period is calculated by subtracting average cost of funds and hedge from average yield on settled Debt Securities.

(14)
The interest rate spread net of hedge including drop income for the period is calculated by subtracting adjusted average cost of funds and hedge from average yield on total Debt Securities including drop income.

(15)	The operating expense ratio for the period is calculated by dividing operating expenses by average stockholders' equity.

(16)	Calculated by change in book value plus dividend distributions on common stock.

*	All percentages are annualized except total stockholder return on common equity.

Portfolio
The Company's Debt Securities portfolio, at fair value, decreased to $13.8 billion at September 30, 2015, from $14.2 billion at June 30, 2015. During the Third Quarter, we sold approximately $458 million of 15-Year Fixed Rate Agency RMBS, $198 million of U.S. Treasuries and $35 million of Agency Hybrid Adjustable Rate Mortgages ("ARM"s) and bought approximately $236 million of 30-Year Fixed Rate Agency RMBS to reduce our exposure to prepayments and decrease our leverage. Overall, throughout the Third Quarter, we reduced our holdings of Agency RMBS by approximately $463 million.
The following tables detail the Company's Debt Securities portfolio at September 30, 2015 and June 30, 2015:

	September 30, 2015		June 30, 2015
	Fair Value (in billions)	% of Total	Fair Value (in billions)	% of Total
15-Year Fixed Rate	$6.9	50%	$7.2	51%
20-Year Fixed Rate	0.1	1%	0.1	1%
30-Year Fixed Rate	6.4	46%	6.3	44%
Hybrid ARMs	0.4	3%	0.4	3%
U.S. Treasuries	—	—%	0.2	1%
Total	$13.8	100%	$14.2	100%
The Company’s September 30, 2015 Debt Securities are summarized below:

	Face Value	Fair Value	Weighted-Average
Asset Type	(in thousands)		Cost/Face	Fair Value/Face	Yield(1)	Coupon	CPR(2)
15-Year Fixed Rate	$6,631,889	$6,938,160	$103.24	$104.62	1.84%	3.11%	9.4%
20-Year Fixed Rate	54,794	59,824	102.85	109.18	1.88%	4.50%	18.1%
30-Year Fixed Rate	5,999,972	6,361,473	104.80	106.03	2.44%	3.83%	9.8%
Hybrid ARMs (3)	377,163	392,576	102.81	104.09	1.72%	3.07%	17.3%
U.S. Treasury Securities	25,000	25,266	99.76	101.06	1.24%	1.50%	n/a
Total	$13,088,818	$13,777,299	$103.94	$105.26	2.11%	3.44%	9.9%
__________

(1) This is a forward yield and is calculated based on the cost basis of the security at September 30, 2015.
(2) CPR is a method of expressing the prepayment rate for a mortgage pool that assumes that a constant fraction of the remaining principal is prepaid each month or year. Specifically, the constant prepayment rate is an annualized version of the prior three-month prepayment rate for those bonds held at September 30, 2015. Securities with no prepayment history are excluded from this calculation.
(3) The weighted-average months to reset of our Hybrid ARM portfolio was 74.8 at September 30, 2015. Months to reset is the number of months remaining before the fixed rate on a Hybrid ARM becomes a variable rate. At the end of the fixed period, the variable rate will be determined by the margin and the pre-specified caps of the Hybrid ARM and will reset annually.

In October 2015, the aggregate CPR of the Company's Debt Securities was 8.5%.
Leverage & Liquidity
Our leverage was 6.87 to 1 at the end of the Third Quarter compared to 7.06 to 1 at the end of the Second Quarter. As of September 30, 2015 and June 30, 2015, the Company had financed its portfolio with approximately $11.4 billion and $11.8 billion of repo borrowings and FHLBC Advances (collectively “Total Outstanding Borrowings”) and had payable for securities purchased net of receivable for securities sold of $0.7 billion and $0.8 billion, respectively. The lower leverage ratio was primarily due to the smaller investment portfolio and resulting lower financing needs at September 30, 2015.
At September 30, 2015, the Company’s liquidity position, consisting of unpledged Agency RMBS, U.S. Treasuries and cash, was approximately $1.2 billion, or 67.2% of stockholders' equity, compared to $1.2 billion, or 67.4% of stockholders' equity, at June 30, 2015.

Financing
During the Third Quarter, the Company financed its investment portfolio with average repo borrowings and FHLBC Advances of $11.6 billion, with an average cost of funds of 0.42%, compared to $11.6 billion and 0.35% during the Second Quarter.
Total interest expense rose $1.6 million to $36.9 million in the Third Quarter compared to $35.3 million for the Second Quarter. The interest expense from repo borrowings and FHLBC Advances increased approximately $2.0 million, primarily due to higher average cost of funds during the Third Quarter compared to the Second Quarter. Swap and cap interest expense decreased by $0.3 million to $24.7 million from $25.0 million in the Second Quarter as we took advantage of the lower rates available in the swap market and closed all our cancelable swaps with higher pay rates and entered into new swap agreements at lower pay rates.
During the Third Quarter, the Company did not experience any reductions in the availability of repo borrowings or FHLB Advances. The Company manages its counterparty risk by diversifying its repo borrowings across its global counterparties, and by increasing the number of counterparties from whom we may seek borrowings. At September 30, 2015, FHLBC Advances were 18.5% of the Company's Total Outstanding Borrowings, and repo borrowings with any individual counterparty were less than 6% of our Total Outstanding Borrowings. During the nine months ended September 30, 2015, we established three new counterparty relationships. As of September 30, 2015, we have 48 counterparties from whom we may seek borrowings. Below is a summary, by region, of our outstanding borrowings at September 30, 2015 (dollars in thousands):

Counterparty Region	Number of Counterparties	Total Outstanding Borrowings	% of Total
North America	21	$7,086,090	62.4%
Europe	8	2,890,218	25.5%
Asia	5	1,376,373	12.1%
Total	34	$11,352,681	100.0%
In addition, the Company had payables for securities purchased net of receivable for securities sold of $0.7 billion at September 30, 2015, compared to $0.8 billion at June 30, 2015.

Hedging
The Company utilizes interest rate swap and cap contracts (a "swap" or "cap", respectively) to manage interest rate risk associated with the financing of its Debt Securities portfolio. In the Third Quarter, we took advantage of the lower interest rates in the swap market to reposition our hedge portfolio. We terminated swaps with a combined notional of $2,500.0 million with a weighted-average pay rate of 2.05% and entered into new swaps with a combined notional of $2,650.0 million with a lower weighted-average pay rate of 1.80%. $1,500.0 million of the $2,500.0 million terminated swaps were cancelable swaps with a weighted-average pay rate of 2.26%. As we responded to the lower rates during the quarter, our decision to unwind the cancelable swaps resulted in a smaller loss than if we had terminated comparable 7-year generic swaps. After the repositioning, our weighted-average fixed pay rate on swaps decreased to 1.31% at September 30, 2015 compared to 1.39% at June 30, 2015.
As of September 30, 2015, the Company held swaps with an aggregate notional amount of $7.5 billion, a weighted-average fixed rate of 1.31%, and a weighted-average expiration of 3.5 years. The receive rate on the Company's swaps is the three-month London Interbank Offered Rate ("LIBOR"). At September 30, 2015, the Company held caps with a notional amount of $2.5 billion, a weighted-average cap rate of 1.28%, and a weighted-average expiration of 4.3 years.

The Company's outstanding swaps and caps at September 30, 2015 are described below (dollars in thousands):

Interest Rate Swaps *	Weighted-Average	Notional	Fair
Expiration Year	Fixed Pay Rate	Amount	Value
2017	0.82%	$2,250,000	$(3,497)
2018	1.16%	2,000,000	(14,295)
2019	1.75%	800,000	(17,472)
2020	1.47%	1,250,000	(4,405)
2021	2.26%	300,000	(12,135)
2022	1.93%	900,000	(13,321)
Total	1.31%	$7,500,000	$(65,125)

Interest Rate Caps	Weighted-Average	Notional	Fair
Expiration Year	Cap Rate	Amount	Value
2019	1.34%	$800,000	$11,623
2020	1.25%	1,700,000	42,180
Total	1.28%	$2,500,000	$53,803
_____________

*	The receive rate on the Company's swaps is the three-month London Interbank Offered Rate ("LIBOR").

Duration Gap

Our duration gap decreased to 0.66 at September 30, 2015, compared to 1.23 at June 30, 2015, as the decrease in rates during the Third Quarter caused Agency RMBS to shorten.

Drop Income
"Drop income" is a component of our net realized and unrealized gain (loss) on investments in our unaudited consolidated statements of operations, and is therefore excluded from core earnings. Drop income is the difference between the spot price and the forward settlement price for the same Agency RMBS on trade date. This difference is also the economic equivalent of the assumed net interest spread (yield less financing costs) of the Agency RMBS from trade date to settlement date. The Company derives drop income through utilization of forward settling transactions of Agency RMBS. The Company's drop income and average TBA market values outstanding during the Third Quarter and Second Quarter are shown in the chart below (dollars in thousands):

	September 30, 2015	June 30, 2015	Change
Drop income	$6,258	$8,561	$(2,303)
TBAs average market value	787,630	1,468,467	(680,837)
Prepayments
The portfolio recorded $473.7 million in principal repayments and prepayments, a CPR of approximately 10.2% and net amortization expense of $22.9 million in the Third Quarter, compared to $572.3 million in principal repayments and prepayments, a CPR of approximately 13.0% and net amortization expense of $27.6 million in the Second Quarter. The decrease in CPR in the Third Quarter was principally due to higher mortgage interest rates persisting during the quarter, subdued mortgage refinancings and bond seasoning factors.

Dividend
The Company declared a common dividend of $0.26 per share for the Third Quarter, compared to a $0.28 common dividend in the Second Quarter. Using the closing share price of $7.26 on September 30, 2015, the Third Quarter dividend equates to an annualized dividend yield of 14.3%.

Share Repurchase Program
In the Third Quarter, we repurchased 2,067,552 shares of the Company's common stock at a weighted-average purchase price of $7.67, for an aggregate of approximately $15.9 million. In the Second Quarter, we repurchased 1,286,586 shares of the Company's common stock at a weighted-average purchase price of $8.87, for an aggregate of approximately $11.4 million. As of September 30, 2015, the Company had approximately $183.9 million available under the share repurchase program to repurchase shares of its common stock.
Conference Call
The Company will host a conference call at 9:00 AM Eastern Time on Thursday, October 22, 2015, to discuss its financial results for the Third Quarter. To participate in the call by telephone, please dial (866) 299-3305 at least 10 minutes prior to the start time and reference the conference passcode 57456426#. International callers should dial (412) 455-6213 and reference the same passcode. The conference call will be webcast live over the Internet and can be accessed at the Company’s web site at http://www.cysinv.com.  To listen to the live webcast, please visit http://www.cysinv.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software.
A dial-in replay of the call will be available on Thursday, October 22, 2015, at approximately 12:00 PM Eastern Time through Thursday, November 5, 2015 at approximately 11:00 AM Eastern Time. To access this replay, please dial (855) 859-2056 and enter the conference ID number 57456426#. International callers should dial (404) 537-3406 and enter the same conference ID number.  A replay of the conference call will also be archived on the Company’s website at http://www.cysinv.com.
Additional Information
The Company will make available additional quarterly information for the benefit of its stockholders through a supplemental presentation that will be available at the Company's website, www.cysinv.com, contemporaneously with the filing of the Company's quarterly report on Form 10-Q. The presentation will be available on the Webcasts/Presentations tab of the Investor Relations section of the Company's website.
About CYS Investments, Inc.
CYS Investments, Inc. is a specialty finance company that primarily invests on a leveraged basis in residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. The Company refers to these securities as Agency RMBS. CYS Investments, Inc. has elected to be treated as a real estate investment trust for federal income tax purposes.
Forward-Looking Statements Disclaimer
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those relating to interest rate volatility, the prices, supply and volatility of Agency RMBS, earnings, yields, investment environment, interest rates, hedges, forward settling transactions, liquidity, prepayments, and the effect of actions of the U.S. government, including the Fed, the FOMC or the FHLBC on our results. Forward-looking statements typically are identified by use of the terms such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions. Forward-looking statements are based on the Company's beliefs, assumptions and expectations of the Company's future performance, taking into account all information currently available to the Company. The Company cannot assure you that actual results will not vary from the expectations contained in the forward-looking statements. All of the forward-looking statements are subject to numerous possible events, factors and conditions, many of which are beyond the control of the Company and not all of which are known to the Company, including, without limitation, market conditions and those described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and in the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2015, which have been filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYS INVESTMENTS, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except per share numbers)	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014*
Assets:
Investments in securities, at fair value (including pledged assets of $11,970,020, $12,385,443, $11,309,980 and $11,908,922, respectively)	$13,777,299	$14,240,290	$15,047,074	$14,601,507
Other investments	50,028	41,028	18,229	8,025
Derivative assets, at fair value	53,995	101,852	91,604	148,284
Cash	28,622	49,919	7,170	4,323
Receivable for securities sold and principal repayments	247,207	907,661	345,006	83,643
Interest receivable	36,518	37,551	37,314	37,894
Receivable for cash pledged as collateral	71,655	25,509	37,216	11,104
Other assets	1,250	1,304	11,408	1,083
Total assets	14,266,574	15,405,114	15,595,021	14,895,863
Liabilities and stockholders' equity:
Liabilities:
Repurchase agreements	9,252,681	10,115,335	10,204,901	11,289,559
Short-term FHLBC advances	1,675,000	1,575,000	510,000	—
Long-term FHLBC advances, at fair value	425,737	75,011	—	—
Derivative liabilities, at fair value	65,317	19,778	38,502	16,007
Payable for securities purchased	980,615	1,732,668	2,767,042	1,505,481
Payable for cash received as collateral	38,641	25,104	48,229	72,771
Distribution payable	44,659	48,328	51,844	4,410
Accrued interest payable	18,453	26,311	31,422	27,208
Accrued expenses and other liabilities	5,647	3,473	2,445	5,259
Total liabilities	12,506,750	13,621,008	13,654,385	12,920,695
Stockholders' equity:
Preferred Stock, $25.00 par value, 50,000 shares authorized:
7.75% Series A Cumulative Redeemable Preferred Stock, (3,000 shares issued and outstanding, respectively, $75,000 in aggregate liquidation preference)	$72,369	$72,369	$72,369	$72,369
7.50% Series B Cumulative Redeemable Preferred Stock, (8,000 shares issued and outstanding, respectively, $200,000 in aggregate liquidation preference)	193,531	193,531	193,531	193,531
Common Stock, $0.01 par value, 500,000 shares authorized (154,781, 156,849, 158,114 and 161,850 shares issued and outstanding, respectively)	1,548	1,568	1,581	1,618
Additional paid in capital	1,987,501	2,002,339	2,012,697	2,049,152
Accumulated deficit	(495,125)	(485,701)	(339,542)	(341,502)
Total stockholders' equity	$1,759,824	$1,784,106	$1,940,636	$1,975,168
Total liabilities and stockholders' equity	$14,266,574	$15,405,114	$15,595,021	$14,895,863
Book value per common share	$9.59	$9.62	$10.53	$10.50
__________________
*    Derived from audited financial statements.

CYS INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
(In thousands, except per share numbers)	September 30, 2015	June 30, 2015	March 31, 2015
Interest income:
Interest income from Agency RMBS	$83,816	$79,579	$80,060
Other interest income	166	953	790
Total interest income	83,982	80,532	80,850
Interest expense:
Repurchase agreement and short-term FHLBC advances interest expense	10,893	10,157	9,642
Long-term FHLBC advances interest expense	1,368	105	—
Swap and cap interest expense	24,681	24,992	27,468
Total interest expense	36,942	35,254	37,110
Net interest income	47,040	45,278	43,740
Other income (loss):
Net realized gain (loss) on investments	(10,332)	9,435	18,253
Net unrealized gain (loss) on investments	106,154	(176,899)	75,689
Net realized gain (loss) on termination of swap and cap contracts	(11,576)	(2,300)	(2,568)
Net unrealized gain (loss) on swap and cap contracts	(89,021)	33,347	(74,800)
Net unrealized gain (loss) on long-term FHLBC advances	(726)	(11)	—
Other income	300	118	40
Total other income (loss)	(5,201)	(136,310)	16,614
Expenses:
Compensation and benefits	3,655	3,712	3,554
General, administrative and other	2,157	2,293	2,203
Total expenses	5,812	6,005	5,757
Net income (loss)	$36,027	$(97,037)	$54,597
Dividends on preferred stock	(5,203)	(5,203)	(5,203)
Net income (loss) available to common stockholders	$30,824	$(102,240)	$49,394
Net income (loss) per common share basic & diluted	$0.20	$(0.66)	$0.31
Core Earnings
"Core earnings" represents a non-GAAP financial measure and is defined as net income (loss) available to common shares excluding net realized gain (loss) on investments, net unrealized gain (loss) on investments, net realized gain (loss) on termination of swap and cap contracts, net unrealized gain (loss) on swap and cap contracts, and net unrealized gain (loss) on long-term FHLBC advances. Management uses core earnings to evaluate the effective yield of the portfolio after operating expenses. In addition, management utilizes core earnings as a key metric in conjunction with other portfolio and market factors to determine the appropriate leverage and hedging ratios, as well as the overall structure of the portfolio. The Company believes that providing users of the Company's financial information with such measures, in addition to the related GAAP measures, gives investors greater transparency and insight into the information used by the Company's management in its financial and operational decision-making.

The primary limitation associated with core earnings as a measure of the Company's financial performance over any period is that it excludes the effects of net realized and unrealized gain (loss) on investments, swap and cap contracts, and long-term indebtedness. In addition, the Company's presentation of core earnings may not be comparable to similarly-titled measures of other companies, which may use different calculations. As a result, core earnings should not be considered as a substitute for the Company's GAAP net income (loss) as a measure of our financial performance or any measure of our liquidity under GAAP.

	Three Months Ended
(In thousands)	September 30, 2015	June 30, 2015	March 31, 2015
NET INCOME (LOSS) AVAILABLE TO COMMON SHARES	$30,824	$(102,240)	$49,394
Net realized (gain) loss on investments	10,332	(9,435)	(18,253)
Net unrealized (gain) loss on investments	(106,154)	176,899	(75,689)
Net realized (gain) loss on termination of swap and cap contracts	11,576	2,300	2,568
Net unrealized (gain) loss on swap and cap contracts	89,021	(33,347)	74,800
Net unrealized (gain) loss on long-term FHLBC advances	726	11	—
Core earnings	$36,325	$34,188	$32,820